UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material under §240.14a-12

KEURIG GREEN MOUNTAIN, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Fee paid previously with preliminary materials.
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On December 6, 2015, Keurig Green Mountain, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Acorn Holdings B.V., a private limited liability company incorporated under the laws of the Netherlands, Maple Holdings Acquisition Corp., a Delaware corporation, JAB Holdings B.V., a private limited liability company incorporated under the laws of the Netherlands, and the Company.

This Schedule 14A filing consists of the following Partner Letter, dated December 7, 2015, by Brian Kelley, President and Chief Executive Officer of the Company, relating to the execution and delivery of the Merger Agreement.

33 Coffee Lane, Waterbury, VT 05676

T + 800 545 2326

KeurigGreenMountain.com

December 7, 2015

Dear Partner,

This morning we announced that Keurig Green Mountain and JAB Holding Company (“JAB”) have entered into a definitive agreement under which a JAB-led investor group will acquire Keurig Green Mountain for $92 per share in cash, or a total equity value of approximately $13.9 billion.  A copy of the press release is attached for your reference.

I wanted to reach out to you directly to explain the rationale behind the transaction, what it means for you, our valued partners, and give you a sense of what you can expect in the months ahead.

Let me clearly say upfront that the Keurig Green Mountain you have come to know is not changing.  If anything, we are positioning the company to become an even more valuable partner to you in the months and years ahead.  While Keurig Green Mountain would be privately owned at the close of this transaction, our culture, core values and commitment to innovation will remain with the full support of JAB.  Keurig Green Mountain’s management team will continue to lead the company.  Let me also state clearly, our long-held partnership philosophy is not changing.  You are and will remain a critical part of our business.

Many of you are familiar with them already, but JAB is a privately held group focused on long-term investments in companies with premium brands, attractive growth and strong margin dynamics in the consumer goods category.  JAB’s philosophy is to ensure each business is operated independently by its respective management team.  JAB is fully supportive of our partnership philosophy and vision for the future as we continue to operate as an independent standalone entity on our platform.

As a private company, we will be better positioned to invest in our business and the opportunities ahead of us.  This transaction will only increase the value we can bring to our partners.  It also protects our ability to invest in critical social responsibility issues such as building a resilient supply chain and sourcing sustainable products.  With JAB, we have a powerful partner to support our commitment to creating innovative beverage solutions with premium brands.

In short, it will remain business as usual at Keurig Green Mountain and, as a valued partner, you will not experience any disruption as a result of the change in company ownership.  The transaction is expected to close during the first calendar quarter of 2016, subject to customary closing conditions, including receipt of regulatory and shareholder approvals.  Our partnership with you is extremely important to us, and your satisfaction is our top priority.  Please feel free to contact any member of our team if you have any questions or concerns.

We will be reaching out to you in the coming days to discuss the transaction in further detail and answer any questions you have.  I want to personally thank you for your business — you play an important role in our success and we deeply appreciate your partnership.

Thank you,

/s/ Brian Kelley
Brian Kelley
President & CEO
Keurig Green Mountain

Additional Information Regarding the Transaction and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy the securities of Keurig Green Mountain, Inc. (the “Company”) or the solicitation of any vote or approval.  This communication is being made in respect of the proposed merger transaction involving the Company, Acorn Holdings B.V., Maple Holdings Acquisition Corp.  and JAB Holdings B.V.  The proposed merger of the Company will be submitted to the stockholders of the Company for their consideration.  In connection therewith, the Company intends to file relevant materials with the SEC, including a definitive proxy statement.  However, such documents are not currently available.  The definitive proxy statement will be mailed to the stockholders of the Company.  BEFORE MAKING ANY VOTING OR ANY INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.  Investors and security holders may obtain free copies of the definitive proxy statement, any amendments or supplements thereto and other documents containing important information about the Company, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov.  Copies of the documents filed with the SEC by the Company will be available free of charge on the Company’s website at www.KeurigGreenMountain.com under the heading “SEC Filings” within the “Financial Information” section in the “Investors” portion of the Company’s website.  Stockholders of the Company may also obtain a free copy of the definitive proxy statement and any filings with the SEC that are incorporated by reference in the definitive proxy statement by contacting the Company’s Investor Relations Department at (646) 762-8095.

Participants in the Solicitation

The Company and its directors, executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction.  Information about the directors and executive officers of the Company is set forth in its proxy statement for its 2015 annual meeting of stockholders, which was filed with the SEC on December 12, 2014, its annual report on Form 10-K for the fiscal year ended September 26, 2015, which was filed with the SEC on November 19, 2015, and in subsequent documents filed with the SEC, each of which can be obtained free of charge from the sources indicated above.  Other information regarding the participants in the proxy solicitation of the stockholders of the Company and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the preliminary and definitive proxy statements and other relevant materials to be filed with the SEC when they become available.